                                   AUTOMATIC

                             REINSURANCE AGREEMENT

                       (Referred to as "this Agreement")

                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                 A Delaware Corporation with Executive Offices
                             in New York, New York

                      (Reinsured referred to as you, your)

                                      and


                     (Reinsurer referred to as we, us, our)




                                   [Specimen]

                                TABLE OF CONTENTS

ARTICLES                                                  PAGE
--------                                                  ----
I             Basis of Reinsurance                          3
II            Liability                                     4
III           Notification of Reinsurance                   4
IV            Plans Of Reinsurance                          4
V             Reinsurance Premiums                          4
VI            Premium Accounting                            4
VII           Oversights                                    6
VIII          Reductions, Terminations And Changes          6
IX            Increase In Retention                         7
X             Reinstatement                                 7
XI            Expenses                                      8
XII           Claims                                        8
XIII          DAC Tax Requirements                          9
XIV           Inspection Of Records                         9
XV            Insolvency                                   10
XVI           Arbitration                                  10
XVII          Parties To Agreement                         11
XVIII         Entire Agreement                             11
XIX           Duration Of Agreement                        11

SCHEDULE
A             Specifications

EXHIBITS
I             Reinsurance Premiums
II            Retention Limits
III           Reinsurance Questionnaire - DAC Tax
IV            DAC Tax Report

         ______, anticipates that these premiums will be continued indefinitely for all business ceded under this Agreement. For the purpose of satisfying requirements for deficiency reserves imposed by various state Insurance departments, _______ will guaranty for renewal the greater of the premiums provided in this Agreement or premiums based on the 1980 CSO Table at 2.5% interest.

                 ALL SCHEDULES AND EXHIBITS REFERRED TO HEREIN
                   WILL BE CONSIDERED PART OF THIS AGREEMENT.

                                   ARTICLE I
                              BASIS OF REINSURANCE

1.       Reinsurance Basis

         Reinsurance under this Agreement must be life insurance as stated in Schedule A. You must automatically reinsure and we must automatically accept the life insurance for the plans and riders as stated in Schedule A. Our liability for the risks ceded shall be based on the quota share specified in Schedule A unless a greater amount is reinsured pursuant to Paragraph 2 of this Article.

2.       Requirements For Automatic Reinsurance

         A. The individual risk must be a resident of the U.S., Canada or Mexico.

         B. The individual risk must be underwritten by you according to your underwriting practices or guidelines. For those purposes, individual risks that arise as the result of a conversion from a prior term policy will be considered to be underwritten by you according to your underwriting practices and guidelines. The individual must be classified as non-smoker, standard, or substandard, in accordance with those guidelines.

         C. Any risk offered on a facultative basis by you to us or any other company will not qualify for automatic reinsurance.

         D.       The maximum issue age on any risk will be age 90.

         E. The mortality rating on each individual risk may be standard or substandard according to your published underwriting guidelines.

         F. The maximum amount of insurance issued and applied for in all companies on each life must not exceed the jumbo limit as stated in Schedule A.

         G. On each individual life, you must retain 20% of the amount of each risk.

         H. The maximum amounts of insurance to be reinsured on a life must not exceed the automatic binding limits as stated in Schedule A.

3.       Requirements For Facultative Reinsurance:

         A. If the Requirements for Automatic Reinsurance on an individual life are not met, or are met but you prefer to apply for facultative reinsurance for the amount in excess of the risk multiplied by the quota share set forth in Schedule A, then you must submit to us all the papers relating to the insurability of that individual risk for facultative reinsurance.

         B. Copies of all the papers relating to the insurability of the individual risk must be sent to us for facultative reinsurance. After we have examined the papers sent, we will promptly notify you of our final underwriting offer or our underwriting offer subject to additional requirements. Our final underwriting offer on the individual risk will automatically terminate when one of the following situations occurs:

                  (i) The date we receive notice from you of the withdrawal of your application, or

                  (ii)     120 days after we made our offer, or

                  (iii) The date specified in our approval to extend our offer

4.       General Requirements

         A. The initial minimum amount of life insurance on each policy must be the amount stated in Schedule A.

         B. In no event will we be liable for reinsurance unless the issuance of the insurance, issued directly by you, constituted the doing of business in a jurisdiction in which you are properly licensed.

                                   ARTICLE II
                                    LIABILITY

1. Our liability for automatic reinsurance will begin simultaneously with your liability. For covered policies issued by you pursuant to a conversion from a prior term policy, our liability will begin simultaneously with your liability under the policy listed in Schedule A.

2. Our liability for facultative reinsurance on each policy will begin simultaneously with your liability once we have accepted the application for facultative reinsurance in writing and you have accepted our offer.

3. Our liability for reinsurance on each policy will terminate when your liability terminates.

4. The initial and subsequent reinsurance premiums must be received by us on a timely basis as provided in Article VI for us to maintain our liability of each individual risk.

                                  ARTICLE III
                          NOTIFICATION OF REINSURANCE

1. You will inform us of any reinsurance by submitting a monthly accounting statement as described in Article VI.

                                   ARTICLE IV
                              PLANS OF REINSURANCE

1. Life reinsurance will be on a yearly renewable term basis, based on the net amount at risk. The net amount at risk is equal to the face amount less the cash value.

2. When requested, you must furnish us with a copy of each policy, rider and rate book which applies to the life insurance reinsured.

                                   ARTICLE V
                              REINSURANCE PREMIUMS

1. The life reinsurance premium on the net amount at risk will be determined in accordance with Exhibit I.

                                   ARTICLE VI
                               PREMIUM ACCOUNTING

1.       Payment of Reinsurance Premiums.

         A. The reinsurance premiums will be paid to us on the basis stated in Exhibit I.

         B. You will prepare and submit to us a monthly statement which will provide the pertinent policy Premium details on a mutually agreed upon report format, within thirty days following the last day of the same calendar month. The net monthly premiums due will be the balance of the monthly premiums due on reinsurance in force at the end of the immediately preceding calendar month plus the premiums on new business reinsured during the current month less the premium refunds due you on deaths, lapses and changes.

         C. If the monthly statement shows a net reinsurance premium balance is payable to us, you must remit this amount due us within thirty days. If the amount is not paid within the prescribed period, the reinsurance premiums for all of the reinsurance risks listed on the statement will be delinquent.

         D. If a net reinsurance premium balance is payable to you, we must remit our payment to you within thirty days after receiving your statement.

2.       Termination Because of Non-Payment of Premium.

         When reinsurance premiums are delinquent, we have the right to terminate the reinsurance upon thirty days' written notice. As of the close of this thirty-day period all of our liability will terminate for:

         A.       The risks described in the preceding sentence and

         B. The risks where the reinsurance premiums became delinquent during the thirty-day period.

         Regardless of these terminations, you will continue to be liable to us for all unpaid reinsurance premiums earned by us, You agree that you will not force termination under this provision solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

3.       Reinstatement of a Delinquent Statement.

         You may reinstate the terminated risks within sixty days after the effective date of termination by paying the unpaid reinsurance premiums for the risks in force prior to the termination. However, we will not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement will be the day we receive the required back premiums.

4.       Currency.

         The reinsurance premiums and benefits payable under this Agreement will be payable in the lawful money of the United States.

5.       In Force Listing

         Within sixty days after the close of the calendar year, you will send us an in force listing of all policies reinsured under this Agreement.

6.       Offset

         Any amounts due by either of the parties to this Agreement under this Agreement may be offset against the claims of the other party. This right will continue to exist after the termination of this Agreement, or of any business relationship between the parties.

7.       Balances In Default

         We reserve the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on the first business day in January prior to the due date of the premium when renewal premiums are not paid within sixty (60) days of the due date or premiums for new business are not paid within one hundred twenty (120) days of the date the policy is issued.

                                   ARTICLE VII
                                   OVERSIGHTS

If there is an unintentional oversight or misunderstanding in the administration of this Agreement by either company, it can be corrected provided the correction takes place promptly after the time the oversight or misunderstanding is first discovered. Both companies will be restored to the position they would have occupied had the oversight or misunderstanding not occurred.

                                  ARTICLE VIII
                      REDUCTIONS, TERMINATIONS AND CHANGES

1. If there is a contractual or non-contractual replacement or change in the insurance reinsured under this Agreement where full underwriting evidence according to your regular underwriting rules is not required, the insurance will continue to be reinsured with us.

2.       If the insurance reinsured under this Agreement increases and

         A. The increase is subject to new underwriting evidence, the provisions of Article I shall apply to the increase in reinsurance.

         B. The increase is not subject to new underwriting evidence, we will accept automatically the increase in reinsurance but not to exceed our automatic binding limit.

3. If the insurance reinsured under this Agreement is increased or reduced, the reinsurance for each policy involved will be proportionately increased or reduced on the effective date of increase or reduction.

4. If any portion of the total insurance retained by you on an individual life reduces or terminates, any reinsurance under this Agreement based on the same fife will also be reduced or terminated. You will reduce your reinsurance by applying the retention limits which were in effect at the time the policy was issued. You will not be required to retain an amount in excess of your regular retention limit for the age, mortality rating and risk classification at the time of issue for any policy on which reinsurance is being reduced.

         You must first reduce the reinsurance of the insurance which has the same mortality rating as the terminated insurance. If further reduction is required, the reinsurance to be terminated or reduced will be determined by chronological order in which the reinsurance was first reinsured.

5. If the insurance for a risk is shared by more than one reinsurer, our percentage of the increased or reduced reinsurance will be the same as our percentage of the initial reinsurance of each policy.

6. If insurance reinsured under this Agreement is terminated, the reinsurance for the policy involved will be terminated on the effective date of termination.

7. On facultative reinsurance, if you wish to reduce the mortality rating, this reduction will be subject to the facultative provisions of this Agreement.

8. If at the time of a contractual or non-contractual change where full underwriting evidence is not required, you elect not to continue to reinsure the risk with us, you must pay us an early recapture charge as negotiated with us.

9. We will refund to you all unearned reinsurance premiums, less applicable allowances, arising from reductions, terminations and changes as described in this Article.

                                   ARTICLE IX
                              INCREASE IN RETENTION

1. If you should increase the retention limits as listed in Exhibit II, prompt written notice of the increase must be given to us.

2. You will have the option of recapturing the reinsurance under this Agreement when your retention limit increases. You may exercise your option to recapture by giving written notice to us within ninety days after the effective date of the increase.

3.       If you exercise this option to recapture, then

         A. You must reduce the reinsurance on each individual life on which you retained 20% of your maximum retention limit for the age and mortality rating that was in effect at the time the reinsurance was ceded to us.

         B. No recapture will be made to reinsurance on an individual life if you did not retain insurance on the life.

         C. You must increase your total amount of insurance on the individual life up to your new retention limit by reducing the total reinsurance on that life by the same amount. If an individual life is shared by more than one reinsurer, our percentage of the reduced reinsurance will be the same percentage as our initial reinsurance on the individual risk.

         D. The reduction of reinsurance will become effective on the later of the following dates;

                  (1) The policy anniversary date immediately following the effective date of your increase in retention limits.

                  (2) The number of years stated in Schedule A starting with the original policy date shown on your listing.

                                    ARTICLE X
                                 REINSTATEMENT

If insurance lapses for nonpayment of premium and is reinstated under your terms and rules, the reinsurance will be reinstated by us. You must pay us all back reinsurance premiums in the same manner as you received insurance premiums under your policy. If we are requested to reinstate a policy that was originally ceded to us on a facultative basis, then you must submit the policy and associated papers concerning the individual's insurability to us to be underwritten and approved for the reinsurance to be reinstated if:

         A.       the policy lapsed for six months or longer, or

         B.       you seek additional underwriting information, or

         C.       you reinsure 100% of the policy.

If the above conditions are not present, you may automatically reinstate a policy that was originally ceded to us on a facultative basis.

                                   ARTICLE XI
                                    EXPENSES

You must pay the expense of all medical examinations, inspection fees and other underwriting expenses in connection with the issuance of the insurance.

                                  ARTICLE XII
                                     CLAIMS

1. Our liability under this Agreement for the insurance benefits reinsured based on our quota share percentage will be the same as your liability for such benefits. All reinsurance claim settlements will be subject to the terms and conditions of the particular contract under which you are liable. We will also be liable based on our quota share percentage for insurance benefits payable under covered riders.

2.       When you are advised of a claim, you must promptly notify us.

3. If a claim is made under insurance reinsured under this Agreement, we will abide by the issue as it is settled by you. The maximum benefit payable to you under each reinsured policy is the amount specifically reinsured with us. When you request payment of the reinsurance proceeds, you must deliver a copy of the proof of death and the claimant's statement to us.

4. Payment of reinsurance proceeds will be made in a single sum regardless of your mode of settlement.

5.       A.       You must promptly notify us of your intent to contest
                  insurance reinsured under this Agreement or to assert defenses to a claim for such insurance. If your contest of such insurance results in the reduction of your liability, we will share in this reduction. Our percentage of the reduction will be our net amount of risk on the individual life as it relates to your total net amount at risk on the date of the death of the insured.

         B. If we should decline to participate in the contest or assertion of defenses, we will then release all of our liability by paying you the full amount of reinsurance and not sharing in any subsequent reduction in liability.

6. If the amount of insurance provided by the policy or policies reinsured under this Agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, we will share with you in this increase or reduction. Our share of this increase or reduction will be the percentage that our net liability relates to your total net liability, immediately prior to this increase or reduction. Any adjustment in reinsurance premiums will be made without interest.

7. You must pay the routine expenses incurred in connection with settling claims. These expenses may include compensation of agents and employees and the cost of routine investigations.

8. We will share with you all expenses that are not routine. Expenses that are not routine are those directly incurred in connection with the contest or the possibility of a contest of insurance or the assertion of defenses. These expenses will be shared in proportion to the net sum at risk for both of us. However, if we have released our liability under Paragraph 5 of this Article, we will not share in any expenses incurred after our date of release.

9. Notwithstanding anything contained in this Article to the contrary, we will pay our proportionate share of a fixed judgment which includes extra-contractual damages awarded against you in a lawsuit arising out of a contested claim in which we have elected to be a party pursuant to Paragraphs 5 and 8 of this Article, so long as we were consulted by you and concurred in writing in advance with the act, omission or course of conduct which led to or resulted in such award of extra-contractual damages.

10. If either a misrepresentation or misstatement on an application or a death of an insured by suicide results in you returning the policy premiums to the policy owner rather than paying the policy benefits, we will refund all of the reinsurance premiums we received on that policy to you. This refund given by us will be in lieu of all other reinsurance benefits payable on that policy under this Agreement. If there is an adjustment to the policy benefits due to a misrepresentation or misstatement of age or sex, a corresponding adjustment will be made to the reinsurance benefits.

                                  ARTICLE XIII
                              DAC TAX REQUIREMENTS

The parties hereby agree to the following provisions pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations adopted December 28, 1992, under
Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for calendar year 1995 and for all subsequent taxable years for which this Agreement remains in effect.

1.       The term "party" refers to either the you or us, as appropriate.

2.       The terms used in this Provision are defined by reference to Regulation
         Section 1.848-2, adopted December 28, 1992.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

5. You will submit a schedule (Exhibit IV) to us by May 1st of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by one of your officers stating that you will report such net consideration in your tax return for the preceding calendar year. We will inform you whether we agree with the amounts in your schedule by May 31st; otherwise the amounts will be presumed to be accurate.

6. We shall report the net consideration determined by you in our tax return for the previous calendar year, unless we contest your calculation of the net consideration. If we contest your calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount. If we reach an agreement with you on an amount of net consideration, each party will report such amount on their respective tax returns for the previous calendar year. If we fail to reach an agreement with you on an amount of net consideration, each party may choose to report their own determination of net consideration on their respective tax returns.

7. We shall complete the Reinsurance Questionnaire (Exhibit III) and submit it to you with the information required by Exhibit IV.

                                  ARTICLE XIV
                             INSPECTION OF RECORDS

We will have the right, at any reasonable time, to inspect your books and documents which relate to your reinsurance under this Agreement.

                                   ARTICLE XV
                                   INSOLVENCY

1. If you become insolvent, all of the reinsurance due you will be paid in full directly to you or your liquidator (receiver or statutory successor) on the basis of your liability under the policy or policies reinsured, without diminution because of your insolvency.

2. If you become insolvent, the liquidator will give us written notice of a pending claim against you for insurance reinsured under this Agreement within a reasonable time after the claim is filed in the insolvency proceeding. During the insolvency proceedings where the claim is to be settled, we may investigate this pending claim and interpose in your or your liquidator's name, but at our own expense, any defense or defenses which we may believe available to you or your liquidator.

3. The expenses incurred by us will be chargeable, subject to court approval, against you as part of the expense of liquidation, to the extent of the proportionate share of the benefit which may accrue to you solely as a result of the defense undertaken by us. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense or defenses to this claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by you.

4. In the event of our insolvency, as determined by the department of insurance responsible for such determination, all reinsurance ceded under this Agreement may be recaptured immediately by you without penalty, effective as of the day prior to the earlier of our becoming insolvent or the date of such determination by the said department of insurance.

5. Where two or more reinsurers are members of a pool of reinsurers established hereby, the insolvency of one reinsurer shall not be deemed to abrogate this Agreement with respect to the other reinsurers.

                                  ARTICLE XVI
                                  ARBITRATION

1. The parties agree to act in all things with the highest good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including formation and validity, and whether arising during, or after the period of this Agreement, the dispute or claim will be settled by arbitration. The arbitrators will have the authority to interpret this Agreement and in doing so will consider the customs and practices of the life insurance and life reinsurance industries. To initiated arbitration, either party will notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent with respond to the notification in writing within ten (10) days of receipt.

2. There must be three arbitrators who will be current or past officers of life insurance companies other than the contracting companies or their subsidiaries or affiliates. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third.

         In the event either contracting company is unable to choose an arbitrator within thirty days after the other contracting company has given written notice of its arbitrator appointment, the contracting company which has given written notice may choose two arbitrators who shall in turn choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty days following their appointment, each arbitrator shall nominate three candidates within ten days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

3. With regard to (2) above, arbitration must be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association which will be in effect on the date of delivery of demand for arbitration.

4. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third arbitrator. The arbitration hearing will be held in New York City.

5. The award agreed by the arbitrators will be final, and judgment may be entered upon it in any court having jurisdiction. The arbitrators cannot award punitive damages.

                                  ARTICLE XVII
                              PARTIES TO AGREEMENT

This is an Agreement solely between you and us. There will be no legal relationship between us and any person having an interest of any kind in any of your insurance.

                                 ARTICLE XVIII
                                ENTIRE AGREEMENT

1. This Agreement shall constitute the entire agreement between the parties with respect to the insurance policies or contracts reinsured and there are no understandings between the parties other than as expressed in this Agreement.

2. Any change or modification to the Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

                                  ARTICLE XIX
                             DURATION OF AGREEMENT

1. This Agreement may be terminated, with respect to the percentage participation in the risks reinsured hereunder by us, as set forth in Schedule A, at any time by either company giving ninety days' written notice of termination. The day the notice is deposited in the mail addressed to the Home Office or to an Officer of either company will be the first day of the ninety-day period.

2. During the ninety-day period, you will continue to submit cases and we will continue to accept them. Our acceptance will be subject to the terms of this Agreement and your payment of reinsurance premiums.

3. After termination, we will both be liable for all automatic reinsurance which becomes effective prior to termination of this Agreement and also for all facultative reinsurance approved by us based upon applications we received prior to termination of this Agreement.

4. Additionally, this Agreement may be terminated immediately for the acceptance of new reinsurance by either party if the parties materially breach this Agreement or become insolvent or financially impaired.

Executed in duplicate by                   Executed in duplicate by

NEW YORK LIFE INSURANCE AND
ANNUITY CORPORATION

at New York, New York,                     at

on Sept. 25, 1998                          on 12/23, 1998.

By /s/ Thomas R. Huber                     By
  --------------------------------           -------------------------------
Title: Corporate VP & Actuary              Title:

By /s/                                     By
  --------------------------------           -------------------------------
Title:                                     Title:

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                   SCHEDULE A
                                 SPECIFICATIONS

1. TYPE OF BUSINESS:      Survivorship Variable Universal Life (SVUL)

2. PLANS OF INSURANCE:

         Policies:        SVUL

         Riders:          Supplementary Term Rider
                          Living Benefits Rider

3. EFFECTIVE DATE:        June 5, 1998

4. BASIS OF REINSURANCE:   % first dollar quota share of each risk until your
                         retention limit is reached.

5. JUMBO LIMIT:          $           limit on all coverage (in force and
                         proposed) on both lives.

                                  U.S. And                 Mexico
                              Canada Residents           Residents       Issue Age Youngest Insured
                              ----------------           ---------       --------------------------
6. BINDING LIMITS:*              $                       $                     Age 0 - 65
                                 $                       $                     Age 66 - 75
                                 $                       $                     Age 76 and over

7. POLICY MINIMUM: $

8. YEARS TO RECAPTURE: Ten

----------------
        *Binding Limit will be based on the youngest age with the following restrictions:

     1. Both lives rated above Class D - no policy will be issued

     2. When the younger life is rated above your Class D, the following issue limit applies:

        a) Younger life 65 or less, older 71-80                 $

        b) Younger life 80 or less, older 81-85**               $

        c) Younger life 80 or less, older 86-90**               $

        **Older life not rated above your Class C

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                    EXHIBIT I

             INSTRUCTIONS FOR THE PREMIUMS PER $1,000 OF REINSURANCE

1.       REINSURANCE PREMIUMS

         Reinsurance premiums under this Agreement will be based on your frasierized pricing mortality, less the following allowances (expressed as a percentage of reinsurance premiums) plus any applicable flat extra premiums:


Policy Year(s) All Underwriting Classes

1                               %
2 and over                      %

         The net rates in years 2 and later will be a minimum of $1,000. All policy fees will be retained by you.

2.       FLAT EXTRA PREMIUMS

         The flat extra premium will be the annual flat extra premium which you charge your insured on that amount of the insurance reinsured less the following allowances (expressed as a percentage of reinsurance premiums):

   Terms of Your
Flat Extra Premium        First Year   Renewal Years
------------------        ----------   -------------
More than 5 years              %              %
5 years or less                %              %

3.       RENEWAL OF INSURANCE

         The renewal of insurance shall be considered as a continuation of the original insurance for the purpose of calculating future reinsurance premiums.

4.       PREMIUM TAX

         We will not reimburse you for any premium taxes.

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                   EXHIBIT II

                         YOUR CORPORATE RETENTION LIMITS

                    Issue Age
Classification   Youngest Insured           Retention Limit                 Overall Maximum
--------------   ----------------           ---------------                 ---------------
     All               0-65             $           plus up to an              $
                                        additional $
                                        subject to the approval
                                        of your Chief Underwriter.

                      66-75             $           plus up to an              $
                                        additional $          subject
                                        to the approval of your
                                        Chief Underwriter.

                      76 and            $          plus to an                  $
                       Over             additional $          subject
                                        to the approval of your
                                        Chief Underwriter.

Note:    New York Life Insurance and Annuity Corporation will have a retention
         limit Of $          with over retention amounts reinsured by its parent
         company, New York Life Insurance Company, up to the corporate retention limit.

                                   EXHIBIT III

                            REINSURANCE QUESTIONNAIRE
                      FOR FEDERAL INCOME TAX DETERMINATIONS

The purpose of this questionnaire is to secure sufficient information to allow New York Life Insurance and Annuity Corporation to account properly under the federal income tax rules for the reinsurance transactions we have with you. Please provide us with the following information;

1.       Are you either

         (a) a company that is subject to U.S. taxation directly under the provisions of subchapter L of chapter 1. of the Internal Revenue Code (i.e., an insurance company liable for filing Form 1120L or Form 1120-PC), or

         (b) a company that is subject indirectly to U.S. taxation under the provisions of subpart F of subchapter N of chapter 1 of the Internal Revenue Code (i.e., a "controlled foreign corporation" with the meaning of Internal Revenue Code Section 957)?

         Answer: _____ Yes    _____ No

2. If your answer to 1. is no, have you entered into a closing agreement with the Internal Revenue Service to be subject to U.S. taxation with respect to reinsurance income pursuant to Treasury Regulation Section 1.848-2(h)(2)(ii)(B)?

         Answer: ______ Yes    _____ No

                   (If your answer is yes, please provide a copy of the closing agreement.)

Company Name: _______________________________

Signed by: __________________________________     Title: ______________________

Date: _______________________________________

                                                  EXHIBIT IV
                                          DAC TAX CAPITALIZED AMOUNTS*
                                           FOR THE YEAR ENDING
                                                               ----
                                            ON REINSURANCE CEDED TO

                                           -------------------------
                                                  GROSS BASIS:

TYPE OF               TREATY            GROSS               EXPERIENCE         CAPITALIZED
TREATY              DESCRIPTION        PREMIUM                REFUNDS             AMOUNT
------              -----------        -------              ----------         -----------

YRT

COINS
                                                                                  -----
TOTAL CAPITALIZED AMOUNTS ON A GROSS BASIS:                                       $


                                             FULL NETTING BASIS:

TYPE OF           TREATY         GROSS        EXPERIENCE      POLICY                               CAPITALIZED
TREATY          DESCRIPTION     PREMIUM        REFUNDS      ALLOWANCES     CLAIMS      BENEFITS       AMOUNT
------          -----------     -------       ----------    ----------     ------      --------    -----------

YRT

COINS

MODCO
                  -----

TOTAL CAPITALIZED AMOUNTS ON A FULL NETTING BASIS

* To be reported in conformity with Section 848 of the Internal Revenue Code


Signed by:
           ---------------------------------------
Title:
           ---------------------------------------
Signature:
           ---------------------------------------
Date:
           ---------------------------------------


                  AMENDMENT NUMBER ONE TO REINSURANCE AGREEMENT

CEDING COMPANY:    New York Life Insurance and Annuity Corporation ("you" or
                   "Your")

REINSURER:         ("we," "us" or "our")

EFFECTIVE DATE OF AMENDMENT: JANUARY 1, 2000

This Amendment hereby amends and is made part of the Automatic Reinsurance Agreement effective June 5,1998 covering the Ceding Company's AD98 SVUL policies ("the Agreement").

As of the Effective Date of this Amendment;

1. Article I, Section 2G is deleted in its entirety and replaced by the following:

         G. For policies sold by a shareholder of NYLARC holding Company, Inc., on each individual life you must retain __% of the amount of each risk.

            For all other policies, on each individual life you must retain __% of the amount of each risk.

2.       A new Article XX is added to the Agreement as follows:

                                   ARTICLE XX
                           REINSURANCE CEDED TO NYLARC

         With respect to the following policies reinsured under this Agreement, you may cede __% of the net amount at risk, up to a maximum of $ per individual life, to the New York Life Agent's Reinsurance Company ("NYLARC"):

         1. Policies sold by a shareholder of NYLARC Holding Company, Inc., on or after January 1,1999 and remaining in force as of January 1, 2000.

         2. Policies sold by a shareholder of NYLARC Holding Company, Inc., on or after January 1,2000.

The other terms and conditions of the Agreement not in conflict with the above provisions remain the same.

IN WITNESS WHEREOF the said New York Life Insurance and Annuity Corporation and of America have by their respective officers
executed and delivered these presents in duplicate on the date shown below.

NEW YORK LIFE INSURANCE                     NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION                     AND ANNUITY CORPORATION

Signed at New York, NY                      Signed at New York, NY

By  Judith Justin                           By  Joseph L. Berkowitz
   -----------------------------               -----------------------------
   Its authorized representative               Its authorized representative

Title C V P & Actuary                       Title Associate Actuary

Date 12/14/00                               Date 12/14/00



Signed at                                   Signed at

By                                          By
  ------------------------------              ------------------------------
   Its authorized representative               Its authorized representative

Title                                       Title VP Pricing

Date 12/18/00                               Date Dec. 18,2000

                                       2